Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Chubb Corporation Long-Term Incentive Plan (2014) of our reports dated February 28, 2014, with respect to the consolidated financial statements and schedules of The Chubb Corporation and the effectiveness of internal control over financial reporting of The Chubb Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

New York, New York

April 29, 2014

/s/ Ernst & Young LLP